Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-253421

GS Finance Corp.

$748,000 Trigger Autocallable Contingent Yield Notes due 2027

guaranteed by The Goldman Sachs Group, Inc.

Linked to the least performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund

Investment Description

The amount you will be paid on your notes is based on the performance of the least performing of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund. The notes are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. Your notes will pay a contingent coupon on a coupon payment date only if the closing price of each ETF on the applicable observation date (quarterly, including the determination date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. Commencing in September 2022, your notes will be automatically called if the closing price of each ETF on any observation date prior to the determination date is equal to or greater than its initial ETF price on the trade date. If the notes are automatically called, you will receive on the applicable coupon payment date following such observation date a payment per note equal to the face amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the notes. If the notes are not automatically called and the closing price of each ETF on the determination date (the final ETF price) is equal to or greater than its downside threshold, you will receive the face amount of your notes plus any final contingent coupon otherwise due. You will only receive a contingent coupon if the conditions for receiving such payment described above are met. If, however, the notes are not automatically called and the final ETF price of any ETF is less than its downside threshold, you will receive less than the face amount of your notes and you will not receive a final contingent coupon, resulting in a percentage loss on your investment equal to the percentage change in the lesser performing ETF from the trade date to the determination date (the ETF return) and you could lose all of your investment. The lesser performing ETF is the ETF with the lowest ETF return.

The return on your notes is linked to the performances of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund (each, an ETF), and not to that of the S&P 500® Index or the Energy Select Sector Index (each, an index) on which the respective ETFs are based. The performance of any ETF may significantly diverge from that of its index.

Investing in the notes involves significant risks. You may lose a significant portion or all of your investment and may not receive any contingent coupon during the term of the notes. You will be exposed to the market risk of each ETF on each observation date, including the determination date, and any decline in the price of one ETF may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of any other ETF. Generally, a higher contingent coupon on a note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the notes. The contingent repayment of principal applies only at maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates

oPotential for Periodic Contingent Coupons – Your notes will pay a contingent coupon on a coupon payment date only if the closing price of each ETF is equal to or greater than its coupon barrier on the applicable observation date (including the determination date). If, however, the closing price of any ETF is less than its coupon barrier on the applicable observation date, no contingent coupon will be paid for the relevant coupon payment date.

oAutomatic Call Feature – Commencing in September 2022, your notes will be automatically called and you will receive the face amount of your notes plus the contingent coupon otherwise due on the related coupon payment date if the closing price of each ETF is equal to or greater than its initial ETF price on any quarterly observation date prior to the determination date. If the notes were previously automatically called, no further payments will be owed to you under the notes.

oContingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure – At maturity, if the notes have not been automatically called and the final ETF price of each ETF is equal to or greater than its downside threshold (which is the same as its coupon barrier), you will receive a payment equal to the face amount of your notes plus the final contingent coupon. If, however, the final ETF price of any ETF is less than its downside threshold, you will receive less than the face amount, if anything, and no contingent coupon, resulting in a percentage loss on your investment equal to the lesser performing ETF return. The contingent repayment of principal applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	March 29, 2022
	Original issue date	March 31, 2022
	Observation dates*	quarterly (see page PS-5)
	Determination date*	March 29, 2027
	Stated maturity date*	March 31, 2027
*Subject to postponement.

Notice to investors: the notes are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the notes at maturity, and the notes may have the same downside market risk as the ETFs. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the notes if you do not understand or are not comfortable with the significant risks involved in investing in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-22.

Key Terms

ETF	Bloomberg Symbol	Contingent Coupon (per $10 Face Amount)	Initial ETF Price	Coupon Barrier (% of Initial ETF Price)	Downside Threshold (% of Initial ETF price)	CUSIP	ISIN
SPDR® S&P 500® ETF Trust	SPY UP Equity	$0.2575/qtr. (10.3% per annum)	$461.55	60%*	60%*	36264H479	US36264H4790
Energy Select Sector SPDR® Fund	XLE UP Equity		$76.60	60%*	60%*

*The coupon barrier and the downside threshold will equal the same percentage of the index’s initial index level.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $9.74 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	0.00% of the face amount*	100.00% of the face amount

*Goldman Sachs & Co. LLC will sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes. UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or sales commission relating to these sales.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement . Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 5,948 dated March 29, 2022

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.74 per $10 face amount), which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $0.26 per $10 face amount).

Prior to October 3, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through October 2, 2022). On and after October 3, 2022, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●    General terms supplement no. 2,913 dated June 17, 2021

●    Prospectus supplement dated March 22, 2021

●    Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 2,913 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Notes Offered Hereby In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

Investor Suitability

The notes may be suitable for you if, among other considerations:

•You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

•You understand and accept that an investment in the notes is linked to the performance of the lesser performing ETF and not a basket of the ETFs, that you will be exposed to the individual market risk of each ETF on each observation date and on the determination date and that you may lose your entire initial investment if the closing price of any ETF is less than its downside threshold on the determination date.

•You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the lesser performing ETF or the stocks comprising the lesser performing ETF.

•You accept that you may not receive a contingent coupon on some or all of the coupon payment dates.

•You believe that the closing price of each ETF will be equal to or greater than its coupon barrier on the specified observation dates and the final ETF price of each ETF will be equal to or greater than its downside threshold on the determination date.

•You can accept that the risks of each ETF are not mitigated by the performance of any other ETF and the risks of investing in notes with a return based on the performance of multiple ETFs.

•You understand and accept that you will not participate in any appreciation of any ETF from the trade date to any coupon observation date or the determination date, as applicable, that your notes will be automatically called on any call observation date if the closing price of each ETF so appreciates and that your potential return is limited to the contingent coupons.

•You can tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the ETFs.

•You are willing to invest in the notes based on the downside threshold(s) and coupon barrier(s) specified on the cover hereof.

•You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the ETFs or the stocks comprising the ETFs.

•You are able and willing to invest in notes that may be automatically called early or you are otherwise able and willing to hold the notes to maturity.

•You accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the notes.

•You understand and accept the risks associated with the ETFs.

•You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the notes.

The notes may not be suitable for you if, among other considerations:

•You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

•You do not understand or are unwilling to accept that an investment in the notes is linked to the performance of the lesser performing ETF and not a basket of the ETFs, that you will be exposed to the individual market risk of each ETF on each observation date and on the determination date and that you may lose a significant portion or all of your initial investment if the closing price of any ETF is less than its downside threshold on the determination date.

•You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the lesser performing ETF or the stocks comprising the lesser performing ETF.

•You require an investment designed to provide a full return of principal at maturity.

•You do not accept that you may not receive a contingent coupon on some or all of the coupon payment dates.

•You believe that the closing price of any ETF will be less than its coupon barrier on the specified observation dates and the final ETF price of any ETF will be less than its downside threshold on the determination date.

•You cannot accept that the risks of each ETF are not mitigated by the performance of any other ETF or the risks of investing in securities with a return based on the performance of multiple ETFs.

•You seek an investment that participates in the full appreciation of the prices of the ETFs or the positive return of which is not limited to the contingent coupons.

•You cannot tolerate fluctuations in the market price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the ETFs.

•You are not willing to invest in the notes based on the downside threshold(s) or coupon barrier(s) specified on the cover hereof.

•You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•You seek guaranteed current income from this investment or prefer to receive the dividends paid on the ETFs or the stocks comprising the ETFs.

•You are unable or unwilling to invest in notes that may be automatically called early, or you are otherwise unable or unwilling to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

•You do not understand or accept the risks associated with the ETFs.

•You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Notes” section of this pricing supplement . For more information on the ETF, please see the section titled “The Underlying ETFs” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying ETFs:	the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund
Underlying Indices:	with respect to the SPDR® S&P 500® ETF Trust, the S&P 500® Index, and with respect to the Energy Select Sector SPDR® Fund, the Energy Select Sector Index
Face Amount:

$748,000 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, in addition to the final contingent coupon, if any, the company will pay, for each $10 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●if the final underlying ETF price of each underlying ETF is greater than or equal to its downside threshold, $10; or

●if the final underlying ETF price of any underlying ETF is less than its downside threshold, the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10.

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay, in addition to the contingent coupon then due, an amount in cash on the following call payment date, for each $10 of the outstanding face amount, equal to $10

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its initial underlying ETF price
Final underlying ETF price:	with respect to each underlying ETF, the closing price of such underlying ETF on the determination date
Underlying ETF return:

with respect to each underlying ETF, the quotient of (i) the final underlying ETF price minus the initial underlying ETF price divided by (ii) the initial underlying ETF price, expressed as a percentage

Downside threshold:	with respect to each underlying ETF, 60.00% of its initial underlying ETF price (rounded to the nearest one-hundredth)
Lesser performing underlying ETF return:	the underlying ETF return of the lesser performing underlying ETF
Lesser performing underlying ETF:	the underlying ETF with the lowest underlying ETF return
Contingent coupon:

subject to the company’s redemption right, on each coupon payment date, for each $10 of the outstanding face amount, the company will pay an amount in cash equal to:

●if the closing price of each underlying ETF on the related coupon observation date is greater than or equal to its coupon barrier, $0.2575; or

●if the closing price of any underlying ETF on the related coupon observation date is less than its coupon barrier, $0.00

Coupon barrier:	with respect to each underlying ETF, 60.00% of its initial underlying ETF price (rounded to the nearest one-hundredth)
Trade date:	March 29, 2022
Original issue date	March 31, 2022
Determination date:	the last coupon observation date, March 29, 2027, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	March 31, 2027, subject to adjustment as described in the accompanying general terms supplement
Call observation dates:	each coupon observation date specified in the table under “— Coupon payment dates” below, commencing September 2022, subject to adjustment as described in the accompanying general terms supplement
Call payment dates:	the coupon payment date immediately after the applicable call observation date, subject to adjustment as described in the accompanying general terms supplement
Coupon observation dates:

the dates specified as such in the table under “— Coupon payment dates” below, commencing on June 29, 2022 and ending on March 29, 2027, subject to adjustment as described in the accompanying general terms supplement

Coupon payment dates:	the dates specified as such in the table below, subject to adjustment as described in the accompanying general terms supplement

Coupon Observation Dates	Coupon Payment Dates
June 29, 2022	July 1, 2022
September 29, 2022Ɨ	October 3, 2022
December 29, 2022	January 3, 2023
March 29, 2023	March 31, 2023
June 29, 2023	July 3, 2023
September 29, 2023	October 3, 2023
December 29, 2023	January 3, 2024
April 1, 2024	April 3, 2024
June 28, 2024	July 2, 2024
September 30, 2024	October 2, 2024
December 30, 2024	January 2, 2025
March 31, 2025	April 2, 2025
June 30, 2025	July 2, 2025
September 29, 2025	October 1, 2025
December 29, 2025	December 31, 2025
March 30, 2026	April 1, 2026
June 29, 2026	July 1, 2026
September 29, 2026	October 1, 2026
December 29, 2026	December 31, 2026
March 29, 2027	March 31, 2027

Ɨ This is the first date on which your notes may be automatically called.

Investment Timeline With Respect to The Notes Offered Hereby

Trade Date	The initial underlying ETF price and the contingent coupon are set for each underlying ETF.

Quarterly

If the closing price of each underlying ETF is greater than or equal to its coupon barrier on the coupon observation date, you will receive the contingent coupon on the related coupon payment date.

Also, your notes will be automatically called if the closing price of each underlying ETF on the call observation date is greater than or equal to its initial underlying ETF price. If your notes are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your notes equal to $10 plus the contingent coupon then due, and no further payments will be made on the notes.

Maturity Date

The final underlying ETF price of each underlying ETF is determined as of the determination date.

If your notes have not been automatically called and the final underlying ETF price of each underlying ETF stock is greater than or equal to its downside threshold, on the stated maturity date we will pay you an amount in cash for each $10 face amount of your notes equal to the sum of $10 plus the final contingent coupon.

If your notes have not been automatically called and the final underlying ETF price of any underlying ETF is less than its downside threshold, on the stated maturity date we will pay you an amount in cash for each $10 face amount of your notes equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10. You will receive less than the face amount of your notes, resulting in a loss on your investment proportionate to the decline of the lesser performing underlying ETF.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE NOTES.  ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES

(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments on a coupon payment date, upon an automatic call or at maturity under different hypothetical scenarios for a $10 note linked to the underlying ETFs based on the assumptions set forth in the table below. The actual terms for the offering of notes are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing prices of the underlying ETFs on a coupon observation date could have on the contingent coupon payable on the related coupon payment date and (ii) the impact that the various hypothetical closing prices of the lesser performing underlying ETF on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlying ETF prices of the lesser performing underlying ETF that are entirely hypothetical; no one can predict what the underlying ETF price of any underlying ETF will be on any day throughout the life of your notes, what the closing price of any underlying ETF will be on any coupon observation date or call observation date, as the case may be, and what the final underlying ETF price of the lesser performing underlying ETF will be on the determination date. The underlying ETFs have been highly volatile in the past — meaning that the underlying ETF prices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to a call payment date or the stated maturity date.  If you sell your notes in a secondary market prior to a call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying ETFs, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-15 of this pricing supplement .

Key Terms and Assumptions
Face amount	$10
Hypothetical initial underlying ETF price of the SPDR® S&P 500® ETF Trust	$100*
Hypothetical initial underlying ETF price of the Energy Select Sector SPDR® Fund	$100*
Downside threshold	with respect to each underlying ETF, 60.00% of its initial underlying ETF price (based on the hypothetical initial underlying ETF prices above, the downside threshold for each ETF is $60.00)
Coupon barrier	with respect to each underlying ETF, 60.00% of its initial underlying ETF price (based on the hypothetical initial underlying ETF prices above, the coupon barrier for each ETF is $60.00)
Contingent coupon	$0.2575 (10.3% per annum)

* The hypothetical initial underlying ETF price of $100 has been chosen for illustrative purposes only and does not represent the actual initial underlying ETF price of the underlying ETF

Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date

No change in or affecting any underlying ETF, any underlying ETF stock, any policy of the applicable underlying ETF investment advisor or trustee, or any method by which the applicable underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to a call payment date or the stated maturity date

The actual performance of the underlying ETFs over the life of your notes, the actual underlying ETF prices on any call observation date or coupon observation date, as well as the contingent coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlying ETF prices shown elsewhere in this pricing supplement . For information about the underlying ETF prices during recent periods, see “The Underlying ETFs — Historical Closing Prices of the Underlying ETFs” on page PS-23. Before investing in the notes, you should consult publicly available information to determine the underlying ETF prices between the date of this pricing supplement  and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying ETF stocks.

Example 1 – The notes are automatically called on the second hypothetical coupon observation date (which is also the first hypothetical call observation date)

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the SPDR® S&P 500® ETF Trust	Hypothetical Closing Price of the Energy Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$50 (below its hypothetical coupon barrier)	$55 (below its hypothetical coupon barrier)	$0
Second	$120 (at or above its hypothetical initial underlying ETF price)	$115 (at or above its hypothetical initial underlying ETF price)	$0.2575
		Total Contingent Coupon Payments	$0.2575

The hypothetical closing price of each underlying ETF decreases, compared to its hypothetical initial underlying ETF price, on the first hypothetical coupon observation date.  Because the hypothetical closing price of at least one of the underlying ETFs on the first hypothetical coupon observation date is less than its hypothetical coupon barrier, no hypothetical contingent coupon will be paid on the first hypothetical coupon payment date. Because the hypothetical closing price of each underlying ETF is greater than or equal to its hypothetical initial underlying ETF price on the second hypothetical coupon observation date (which is also the first hypothetical call observation date), your notes will be automatically called.  Therefore, on the corresponding hypothetical call payment date, in addition to the hypothetical contingent coupon, you will receive an amount in cash equal to $10 for each $10 face amount of your notes. No further payments will be made on the notes since your notes will no longer be outstanding.

Example 2 – The notes are not automatically called and the hypothetical final underlying ETF price of each underlying ETF is at or above the hypothetical downside threshold.

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the SPDR® S&P 500® ETF Trust	Hypothetical Closing Price of the Energy Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$110 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0.2575
Second	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$95 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0.2575
Third - Nineteenth	$55 (below its hypothetical coupon barrier)	$50 (below its hypothetical coupon barrier)	$0
Twentieth	$92 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$92 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$0.2575
		Total Contingent Coupon Payments	$0.7725

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates.  Because the hypothetical closing price of each underlying ETF on the first and second hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, hypothetical contingent coupons are paid on the two related hypothetical coupon payment dates.  Although the final underlying ETF price of each underlying ETF is less than the initial underlying ETF price, because the final underlying ETF price of each underlying ETF is not less than its hypothetical downside threshold and its hypothetical coupon barrier, at maturity you will receive a cash settlement amount equal to $10, plus the final coupon.

Example 3 – The notes are not automatically called and the hypothetical final underlying ETF price of the lesser performing underlying ETF is below its hypothetical downside threshold

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the SPDR® S&P 500® ETF Trust	Hypothetical Closing Price of the Energy Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$85 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0.2575
Second	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$90 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0.2575
Third - Nineteenth	$55 (below its hypothetical coupon barrier)	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$0
Twentieth	$50 (below its hypothetical downside threshold)	$80 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$0
		Total Contingent Coupon Payments	$0.515

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates.  Because the hypothetical closing price of each underlying ETF on the first and second hypothetical coupon observation dates is greater than or equal to its hypothetical coupon barrier, hypothetical contingent coupons are paid on the two related hypothetical coupon payment dates.  As the hypothetical final underlying ETF price of the lesser performing underlying ETF is less than its hypothetical downside threshold, you will receive a cash settlement amount at maturity equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10, calculated as follows:

$10 + (the lesser performing underlying ETF return × $10) = $10 + (($50 - $100)/$100)) × $10) = $5

Including the contingent coupons paid over the term of the notes, this represents a loss of 48.5% of the face amount of your notes.

Example 4 – The notes are not automatically called and the hypothetical final underlying ETF price of the lesser performing underlying ETF is below its hypothetical downside threshold

Hypothetical Coupon Observation Date	Hypothetical Closing Price of the SPDR® S&P 500® ETF Trust	Hypothetical Closing Price of the Energy Select Sector SPDR® Fund	Hypothetical Contingent Coupon Paid on Related Coupon Payment Date
First	$55 (below its hypothetical coupon barrier)	$105 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$0
Second	$110 (at or above its hypothetical coupon barrier; at or above its hypothetical initial underlying ETF price)	$55 (below its hypothetical coupon barrier)	$0
Third - Nineteenth	$80 (at or above its hypothetical coupon barrier; below its hypothetical initial underlying ETF price)	$50 (below its hypothetical coupon barrier)	$0
Twentieth	$80 (at or above its hypothetical coupon barrier; at or above its hypothetical downside threshold)	$40 (below its hypothetical downside threshold)	$0
		Total Contingent Coupon Payments	$0

The hypothetical closing price of each underlying ETF increases and decreases by varying amounts, compared to its hypothetical initial underlying ETF price, on the hypothetical coupon observation dates. Because in each case the hypothetical closing price of at least one underlying ETF is less than its hypothetical coupon barrier, you will not receive a hypothetical contingent coupon payment on any hypothetical coupon payment date.  As the hypothetical final underlying ETF price of the lesser performing underlying ETF is less than its hypothetical downside threshold, you will receive a cash settlement amount at maturity equal to the sum of (i) $10 plus (ii) the product of (a) the lesser performing underlying ETF return times (b) $10, calculated as follows:

$10 + (the lesser performing underlying ETF return × $10) = $10 + (($40 - $100)/$100)) × $10) = $4

This represents a loss of 60% of the face amount of your notes.

Hypothetical Cash Settlement Amount at Maturity

If the notes are not automatically called on any call observation date (i.e., on each call observation date the closing price of at least one underlying ETF is less than its initial underlying ETF price) the cash settlement amount we would deliver for each $10 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlying ETF on the determination date, as shown in the table below.  The table below assumes that the notes have not been automatically called on a call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The prices in the left column of the table below represent hypothetical final underlying ETF prices of the lesser performing underlying ETF and are expressed as percentages of the initial underlying ETF price of the lesser performing underlying ETF.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying ETF price of the lesser performing underlying ETF, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlying ETF price of the lesser performing underlying ETF and the assumptions noted above.

The Notes Have Not Been Automatically Called

Hypothetical Final Underlying ETF Price of the Lesser Performing Underlying ETF	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Automatically Called on a Call Observation Date
(as Percentage of Initial Underlying ETF Price)	(as Percentage of Face Amount)
99.999%	100.000%*
85.000%	100.000%*
80.000%	100.000%*
75.000%	100.000%*
70.000%	100.000%*
60.000%	100.000*%
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final contingent coupon

If, for example, the notes have not been automatically called on a call observation date and the final underlying ETF price of the lesser performing underlying ETF were determined to be 25.000% of its initial underlying ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment excluding any contingent coupons you may have received over the term of the notes (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final underlying ETF price of the lesser performing underlying ETF were determined to be 75.000% of its initial underlying ETF price, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  Because the final underlying ETF price of the lesser performing underlying ETF is greater than or equal to its downside threshold, if you held your notes to the stated maturity date, you would receive $10 for each $10 face amount of your notes.

The cash settlement amounts shown above are entirely hypothetical; they are based on hypothetical market prices for the underlying ETF stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-18.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the notes may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-18. The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement .

We cannot predict the actual closing prices of the underlying ETFs on any day, the final underlying ETF prices of the underlying ETFs or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing prices of the underlying ETFs and the market value of your notes at any time prior to the stated maturity date. The actual contingent coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are called and on the actual closing prices of the underlying ETFs and the actual final underlying ETF prices determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the contingent coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying ETF stocks, i.e., with respect to an underlying ETF to which your notes are linked, the stocks comprising such underlying ETF. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

♦	Risks Related to Structure, Valuation and Secondary Market Sales
♦

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

♦	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the contingent coupons (if any) and return on the notes will be based on the performance of each underlying ETF, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

♦	You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Assuming your notes are not automatically called, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing underlying ETF as measured from its initial underlying ETF price to its closing price on the determination date. If the final underlying ETF price of the lesser performing underlying ETF is less than its downside threshold, you will have a loss for each $10 of the face amount of your notes equal to the product of the lesser performing underlying ETF return times $10. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the application of the downside threshold applies only at maturity and the market price of your notes prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

♦	The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Lesser Performing Underlying ETF

If your notes are not automatically called and the final underlying ETF price of the lesser performing underlying ETF is less than its downside threshold, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlying ETF price of the lesser performing underlying ETF to its downside threshold will not result in a loss of principal on the notes, a decrease in the final underlying ETF price of the lesser performing underlying ETF to less than its downside threshold will result in a loss of a significant portion of the face amount of the notes despite only a small change in the price of the lesser performing underlying ETF.

♦	You May Not Receive a Contingent Coupon on Any Coupon Payment Date

You will be paid a contingent coupon on a coupon payment date only if the closing price of each underlying ETF on the applicable coupon observation date is equal to or greater than its coupon barrier. If the closing price of at least one underlying ETF on the related coupon observation date is less than its coupon barrier, you will not receive a contingent coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, whether due to changes in the prices of one or more of the underlying ETFs, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

♦

Because the Notes Are Linked to the Performance of the Lesser Performing Underlying ETF, You Have a Greater Risk of Receiving No Quarterly Contingent Coupons and Sustaining a Significant Loss on Your Investment Than If the Notes Were Linked to Just One Underlying ETF

The risk that you will not receive any quarterly contingent coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one underlying ETF. With two underlying ETFs, it is more likely that at least one underlying

ETF will close below its coupon barrier on any coupon observation date, or below its downside threshold on the determination date, than if the notes were linked to only one underlying ETF. Therefore, it is more likely that you will not receive any quarterly contingent coupons and that you will suffer a significant loss on your investment.

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions). You should not take the historical correlation (or lack thereof) of the underlying ETFs as an indication of the future correlation, if any, of the underlying ETFs. Such correlation could have an adverse effect on your return on the notes. For example, if the underlying ETFs are negatively correlated on a coupon observation date or the determination date, as applicable, and the price of one underlying ETF increases, it is likely that the other underlying ETFs will decrease and such decrease could cause one or both of the underlying ETFs to close below its coupon barrier on a coupon observation date or below its downside threshold on the determination date. In addition, although the correlation of the underlying ETFs’ performance may change over the term of the notes, the contingent coupon is determined, in part, based on the correlation of the underlying ETFs' performance at the time when the terms of the notes are finalized. As discussed below in “A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying ETFs, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying ETFs and, Potentially, a Significant Loss at Maturity”, higher contingent coupons indicate a greater potential for missed contingent coupons and for a loss on your investment at maturity, which are risks generally associated with underlying ETFs that have lower correlation. In addition, other factors and inputs other than correlation may impact how the terms of the notes are set and the performance of the notes.

♦

A Higher Contingent Coupon, a Lower Coupon Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying ETFs, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying ETFs and, Potentially, a Significant Loss at Maturity

The economic terms for the notes, including the contingent coupon, the coupon barrier and the downside threshold, are based, in part, on the expected volatility of each underlying ETF at the time the terms of the notes are set. “Volatility” refers to the frequency and magnitude of changes in the prices of the underlying ETFs.

Higher expected volatility with respect to each underlying ETF as of the trade date generally indicates a greater expectation as of that date that (i) the final underlying ETF price of the lesser performing underlying ETF could ultimately be less than its downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the notes, or (ii) the closing price of the underlying ETF on any coupon observation date will be less than its coupon barrier, which would result in the nonpayment of the contingent coupon. At the time the terms of the notes are set, higher expected volatility will generally be reflected in a higher contingent coupon, a lower coupon barrier and/or a lower downside threshold, as compared to otherwise comparable notes issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the notes prior to maturity) but with one or more different underlying ETFs. However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

A relatively higher contingent coupon (as compared to otherwise comparable securities), which would increase the positive return if the closing price of each underlying ETF is greater than or equal to its coupon barrier on a coupon observation date, or a relatively lower coupon barrier, which would increase the amount that an underlying ETF could decrease on a coupon observation date before the notes become ineligible for a particular coupon payment, may generally indicate an increased risk that the price of each underlying ETF will decrease substantially, which would result in the nonpayment of the contingent coupon on some or all of the coupon payment dates.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the price of each underlying ETF will decrease substantially.  This would result in a significant loss at maturity if the final underlying ETF price of at least one underlying ETF is less than its downside threshold.  Further, a relatively lower downside threshold may not indicate that the notes have a greater likelihood of a return of principal at maturity based on the performance of each underlying ETF.

You should not take the historical volatility of any underlying ETF as an indication of its future volatility. You should be willing to accept the downside market risk of each underlying ETF and the potential to not receive some or all of the contingent coupons and to lose some or all of your investment in the notes.

♦	Your Notes Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your notes on a call payment date, if, as measured on any call observation date, the closing price of each underlying ETF is greater than or equal to its initial underlying ETF price. Therefore, the term for your notes may be reduced and you will not receive any further payments on the notes since your notes will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to maturity. For the avoidance of doubt, if your notes are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the notes remain outstanding following any given call observation date, it means that at least one of the underlying ETFs has closed below its initial underlying ETF price on each prior call observation date. The longer the notes are outstanding from the trade date, the less time remains during which one or both of the underlying ETFs will have an opportunity to increase to or above its initial underlying ETF price to be automatically called.  The notes will not be automatically called in the event that at least one of the underlying ETFs does not increase to or beyond its initial underlying ETF price.

♦	The Contingent Coupon Does Not Reflect the Actual Performance of the Underlying ETFs from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

On any coupon payment date, you will receive a contingent coupon only if the price of each underlying ETF is equal to or above its coupon barrier.  The contingent coupon for each quarterly coupon payment date is different from, and may be less than, a contingent coupon that is based on the performance of any underlying ETF between the trade date and any coupon observation date or between two coupon observation dates.  You will not participate in any appreciation of any underlying ETF.  Accordingly, the contingent coupons, if any, on the notes may be less than the return you could earn on another instrument linked to any underlying ETF that pays contingent coupons based on the performance of such underlying ETF from the trade date to any coupon observation date or from coupon observation date to coupon observation date.  In addition, although both the coupon observation dates and coupon payment dates occur quarterly, there may not be an equal number of days between coupon observation dates or between coupon payment dates, respectively.  However, the way in which the contingent coupon is determined will not vary based on the actual number of days between coupon observation dates or between coupon payment dates.

♦	The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlying ETF

If the notes are not automatically called, the cash settlement amount will be based on the lesser performing underlying ETF without regard to the performance of the other underlying ETFs. As a result, you could lose all or some of your initial investment if the lesser performing underlying ETF return is negative, even if there is an increase in the price of the other underlying ETFs.  This could be the case even if the other underlying ETF increased by an amount greater than the decrease in the lesser performing underlying ETF.

♦	You Are Exposed to the Market Risk of Each Underlying ETF

Your return on the notes will be contingent upon the independent performance of each underlying ETF. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed to the risks related to each underlying ETF. Poor performance by either of the underlying ETFs over the term of the notes may negatively affect your return and will not be offset or mitigated by positive performance by the other underlying ETFs.

For the notes to be automatically called, each underlying ETF must close at or above its initial underlying ETF price on a call observation date. To receive any contingent coupon payment, each underlying ETF must close at or above its coupon barrier on a coupon observation date. To receive any contingent repayment of principal at maturity, each underlying ETF must close at or above its downside threshold on the determination date. In addition, if not automatically called prior to maturity, you will incur a loss proportionate to the negative return of the lesser performing underlying ETF even if the other underlying ETFs appreciate during the term of the notes. Accordingly, your investment is subject to the market risk of each underlying ETF.

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes.  Any such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions), and such correlation (or lack thereof) could have an adverse effect on your return on the notes.  If the performance of the underlying ETFs is not correlated or is negatively correlated, the risk of not receiving a contingent coupon and of incurring a significant loss of principal at maturity generally increases.

For example, the likelihood that one of the underlying ETFs will close below its coupon barrier on a coupon observation date and/or its downside threshold on the determination date, generally will increase when the movements in the values of the underlying ETFs are negatively correlated. This results in a greater likelihood that a contingent coupon will not be paid during the term of the notes and/or that there will be a significant loss of principal at maturity if the notes are not previously automatically called.

However, even if the underlying ETFs have a higher positive correlation, one or more of those underlying ETFs might close below its coupon barrier on a coupon observation date or its downside threshold on the determination date, as each of the underlying ETFs may decrease in value together.

The contingent coupon and the downside threshold are determined, in part, based on the correlations of the underlying ETFs’ performance at the time when the terms of the notes are set on the trade date. A higher contingent coupon, a lower coupon barrier and/or a lower downside threshold (as compared to otherwise comparable securities) are generally associated with more negative correlation, which reflects a greater likelihood that a contingent coupon will not be paid and that there will be a loss on your investment at maturity.  However, there is no guarantee that the higher contingent coupon, lower coupon barrier or lower downside threshold set for your notes on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of receiving no contingent coupon on any coupon payment date or of losing some or all of your investment in the notes.

The correlations referenced in setting the terms of the notes are based on the future expected correlation of the underlying ETFs as determined by us and are not derived from the daily prices of the underlying ETFs over the period set forth under “Correlation of the Underlying ETFs.”  Other factors and inputs other than correlation may also impact how the terms of the notes are set and the performance of the notes.

The greater the number of underlying ETFs to which a note is linked, generally the more likely it is that one of the underlying ETFs will close below its coupon barrier or its downside threshold, resulting in a greater likelihood that a contingent coupon will not be paid during the terms of the notes and that there will be a significant loss of principal at maturity.

♦	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your notes, including:

•	the prices of the underlying ETFs;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the underlying ETFs;
•	the dividend rates of the underlying ETF stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying ETF stocks, and which may affect the closing prices of the underlying ETFs;

•	the actual and expected positive or negative correlation between the underlying ETFs, or the actual or expected absence of any such correlation;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates.  Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes or the amount you may receive upon an automatic call or, if the notes are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying ETFs based on their historical performance. The actual performance of the underlying ETFs over the life of the offered notes, the amount paid upon any early redemption of your notes, the cash settlement amount paid on the stated maturity date as well as the contingent coupon payable, if any, on each coupon payment date, may bear little or no relation to the historical closing prices of the underlying ETFs or to the hypothetical examples shown elsewhere in this pricing supplement .

♦

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to a call payment date or the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

♦	You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETFs or Any Underlying ETF Stock

Investing in your notes will not make you a holder of any shares of the underlying ETFs or any underlying ETF stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying ETFs or the underlying ETF stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlying ETFs or the underlying ETF stocks or any other rights of a holder of any shares of the underlying ETFs or the underlying ETF stocks.  Your notes will be paid in cash, as will any contingent coupon payments, and you will have no right to receive delivery of any shares of the underlying ETFs or any underlying ETF stocks.

♦	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement . The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

♦	Additional Risks Related to the Underlying ETFs
♦

Except to the Extent The Goldman Sachs Group, Inc. is One of the Companies Whose Common Stock Comprises the S&P 500® Index and the SPDR® S&P 500® ETF Trust, and Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETFs, There Is No Affiliation Between an Underlying ETF’s Investment Advisor or Trustee and Us

The common stock of The Goldman Sachs Group, Inc. is one of the underlying ETF stocks comprising the S&P 500® Index, and is one of the common stocks currently held by the SPDR® S&P 500® ETF Trust. In addition, GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underlying ETF, and, at any time, may hold shares of the underlying ETFs. We are not otherwise affiliated with the underlying ETF’s investment advisor or trustee, as applicable, or the underlying ETF stock issuers. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with an underlying ETF’s investment advisor or trustee, as applicable, or the issuers of the underlying ETF stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underlying ETF or the underlying ETF stock issuers. You, as an investor in your notes, should make your own investigation into the underlying ETF and the underlying ETF stock issuers.

Neither the investment advisor or trustee of an underlying ETF, as applicable, nor any of the other underlying ETF stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the investment advisor or trustee of an underlying ETF, as applicable, nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

♦

The Policies of the Investment Advisor or Trustee of the Underlying ETFs, State Street Global Advisors Trust Company, and the Sponsor of the Underlying Indices, S&P, Could Affect the Cash Settlement Amount If the Notes Are Automatically Called on any Call Observation Date, the Cash Settlement Amount on the Stated Maturity Date or the Market Value of Your Notes

The investment advisor of the underlying ETFs, SSGA Funds Management (“SSGA”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlying ETFs, additions, deletions or substitutions of securities in the underlying ETFs and the manner in which changes affecting the underlying index for any underlying ETF is reflected in that underlying ETF that could affect the market price of the shares of that underlying ETF, and therefore, the amount payable on your notes on a coupon payment date or the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of an underlying ETF, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of an underlying ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent - which initially will be GS & Co. — may determine the closing price of the underlying ETFs on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing price of the underlying ETFs on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” on page S-25 of the accompanying general terms supplement no. 2,913.

In addition, S&P, the sponsor of the underlying indices owns each underlying index and is responsible for the design and maintenance of the underlying indices. The policies of the underlying index sponsor concerning the calculation of a particular underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in that underlying index, could affect the level of that underlying index and, consequently, could affect the market prices of shares of the related underlying ETF and, therefore, the amount payable on your notes and their market value.

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There is No Assurance That an Active Trading Market Will Continue for the Underlying ETFs or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETFs Are Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlying ETFs are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of any underlying ETF or that there will be liquidity in the trading market.

In addition, each underlying ETF is subject to management risk, which is the risk that the underlying ETF investment advisor’s or trustee’s, as applicable, investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, in the case of the Energy Select Sector SPDR® Fund, the underlying ETF investment advisor for each underlying ETF may select up to 5% of such underlying ETF’s assets to be invested in shares of equity securities that are not included in its underlying index.  No underlying ETF is actively managed and each underlying ETF may be affected by a general decline in market segments relating to its underlying index.  The underlying ETF investment advisor or trustee, as applicable, invest in securities included in, or representative of, its underlying index regardless of their investment merits. The underlying ETF investment advisor or trustee, as applicable, does not attempt to take defensive positions in declining markets. In addition, each underlying ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of an underlying ETF’s total assets, which could subject the underlying ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlying ETFs are subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlying ETFs are subject to listing standards adopted by NYSE Arca. There can be no assurance that the underlying ETFs will continue to meet the applicable listing requirements, or that the underlying ETFs will not be delisted.

♦	Each Underlying ETF and Its Underlying Index Are Different and the Performance of Each Underlying ETF May Not Correlate With the Performance of Its Underlying Index

Each underlying ETF may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the underlying ETF is generally linked to the performance of the underlying index, the performance of the underlying ETF is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with its underlying ETF investment advisor or trustee, as applicable.

Imperfect correlation between an underlying ETF’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of an underlying ETF’s performance from that of its underlying index.

In addition, the performance of each underlying ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of each underlying ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between each underlying ETF and its underlying index. Finally, because the shares of each underlying ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of an underlying ETF may differ from the net asset value per share of that underlying ETF.

For all of the foregoing reasons, the performance of any underlying ETF may not correlate with the performance of its underlying index. The return on the notes will not be the same as investing directly in each underlying ETF or in each underlying index or in any of the respective underlying ETF stocks or in any of the respective underlying index stocks, and will not be the same as investing in a debt security with payments linked to the performance of each underlying index.

♦	Additional Risks Related to the Energy Select Sector SPDR® Fund
♦	The Energy Select Sector SPDR® Fund is Concentrated in the Energy Sector and Does Not Provide Diversified Exposure

The Energy Select Sector SPDR® Fund is not diversified. The Energy Select Sector SPDR® Fund’s assets are concentrated in the energy sector, which means the Energy Select Sector SPDR® Fund is more likely to be more adversely affected by any negative performance of the energy sector than an underlying ETF that has more diversified holdings across a number of sectors. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the energy sector may also be at risk for environmental damage claims.

♦	The Energy Select Sector SPDR® Fund May Be Disproportionately Affected By the Performance of a Small Number of Stocks

Although the Energy Select Sector SPDR® Fund held 22 stocks as of March 29, 2022, 44.084% of the Energy Select Sector SPDR® Fund was invested in just two stocks - Exxon Mobil Corporation and Chevron Corporation. As a result, a decline in the prices of one or more of these stocks, including as a result of events negatively affecting one or both of these companies, such as an oil spill or other catastrophic event, may have the effect of significantly lowering the price of the Energy Select Sector SPDR® Fund even if none of the other stocks held by the Energy Select Sector SPDR® Fund are affected by such events. Because of the weighting of the holdings of the Energy Select Sector SPDR® Fund, the amount you receive at maturity could be less than the payment at maturity you would have received if you had invested in a product linked to an underlying ETF that capped the maximum weight of any one stock to a low amount or that equally weighted all stocks held by such underlying ETF.

Risks Related to Tax

♦	Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call

“ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

♦	The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

♦	Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

♦

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLYING ETFs

SPDR® S&P 500® ETF Trust

The units of the SPDR® S&P 500® ETF Trust (the “units”) are issued by SPDR® S&P 500® ETF Trust (the “trust”), a unit investment trust that is a registered investment company.

●	The trust is like a tracking ETF in that it seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “index”).
●	The trust does not have an investment advisor. Its investments are adjusted by the trustee.
●	The ETF’s trustee is State Street Global Advisors Trust Company.
●	The trust’s sponsor is PDR Services, LLC.
●	The units trade on the NYSE Arca under the ticker symbol “SPY”.
●	The trust’s SEC CIK Number is 0000884394.
●	The inception date for purposes of the units was January 22, 1993.
●	The trust’s units are issued or redeemed only in creation units of 50,000 units.

We obtained the following fee information from the trust’s publicly available information without independent verification. The Trustee is entitled to receive a fee for services performed for the trust corresponding to the net asset value of the trust, at an annual rate of 0.10% per annum for the first $499,999,999 of assets, 0.08% per annum for assets over $499,999,999 and up to $2,499,999,999 and 0.06% per annum for assets of $2,500,000,000 or more (in each case reduced or increased by an adjustment amount for transaction fees, creation and redemption expenses and interest earned on cash). As of December 31, 2021, the trust’s gross expense ratio is 0.0945% per annum. The trustee has agreed to waive a portion of its fee until February 1, 2023 to the extent operating expenses exceed 0.0945% after earnings credits are applied. After February 1, 2023, the trustee may discontinue this fee waiver.

For additional information regarding SPDR® S&P 500® ETF Trust, please consult the reports (including the Annual Report to Shareholders on Form N30-D for the fiscal year ended September 30, 2021) and other information the trust files with the SEC. Additional information regarding the trust (including the top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® S&P 500® ETF Trust website at ssga.com/us/en/individual/etfs/funds/spdr-sp-500-etf-trust-spy. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The trust seeks investment results that, before expenses, correspond generally to the price and yield performance of the index. The trust strives to achieve its investment objective by holding a portfolio of the common stocks that are included in the index, with the weight of each stock in the trust’s portfolio substantially corresponding to the weight of such stock in the index. Although the trust may fail to own certain securities included in the index at any particular time, the trust generally will be substantially invested in index securities.

To maintain the correspondence between the composition and weightings of the common stocks that are actually held by the trust and the common stocks that are included in the index, the trustee adjusts the trust portfolio from time to time to conform to periodic changes made by the index sponsor to the identity and/or relative weightings of the common stocks that are included in the index. The trustee aggregates certain of these adjustments and makes changes to the trust’s portfolio at least monthly, or more frequently in the case of significant changes to the index. The trust does not hold or trade futures or swaps and is not a commodity pool.

Correlation

Although the trust intends to track the performance of the index as closely as possible, the trust’s return may not match or achieve a high degree of correlation with the return of the index due to expenses and transaction costs incurred in adjusting the portfolio. In addition, it is possible that the trust may not always fully replicate the performance of the index due to unavailability of certain index securities in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted).

Unit Dividends

Holders of units receive dividends on the last business day of each April, July, October and January in an amount corresponding to the amount of any cash dividends declared on the common stocks held by the trust, net of the fees and expenses associated with the operation of the trust, and taxes, if applicable. Because of the fees and expenses, the dividend yield for units is ordinarily less than the hypothetical dividend yield of the index. The unit dividends will be reflected in the calculation of the index as described under “— Calculation of the Total Return of the Index” below.

S&P 500® Index

The S&P 500® Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $13.1 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the index. If an index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the index at the discretion of the S&P Index Committee.

Calculation of the Total Return of the Index

The trust tracks the performance of the total return version of the index and the index is calculated using a base-weighted aggregative methodology. The total return calculation begins with the price return of the index. The value of the price return index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the index times the number of shares of such stock included in the index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the index.

The index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares) / (total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the Index

In order to keep the index comparable over time S&P engages in an index maintenance process. The maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the index methodology, at least once within any 12 month period, the S&P Index Committee reviews the index methodology to ensure the index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the index. Set forth below under “Adjustments for Corporate Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(a)	at least US $150 million, and
(b)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless if there is an associated share change.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

For companies with multiple share class lines, the criteria specified under the heading “Accelerated Implementation Rule” above apply to each individual multiple share class line rather than total company shares.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the index from changing as a result of the corporate action. This helps ensure that the movement of the index does not reflect the corporate actions of individual companies in the index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)	If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

“SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The index is not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the index.

Energy Select Sector SPDR® Fund

The shares of the Energy Select Sector SPDR® Fund (the “ETF”) are issued by a series of the Select Sector SPDR® Trust, a registered investment company.

•     The ETF seeks investment results that correspond generally to the price and yield performance, before expenses, of the Energy Select Sector Index (the “index”).

•	The ETF’s investment advisor is SSGA Funds Management, Inc. (“SSGA”).
•	The ETF trades on the NYSE Arca under the ticker symbol “XLE”.
•	The company’s SEC CIK Number is 0001064641.
•	The ETF’s inception date was December 16, 1998.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the SPDR® website, without independent verification.  The investment advisor is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets, at an annual rate of 0.03%.  In addition, the ETF has adopted a Distribution and Service Plan pursuant to which payments of up to 0.03% of average daily net assets may be made. The ETF also incurs other operating expenses up to an annual rate of 0.06%. As of December 31, 2021 the gross expense ratio of the ETF was 0.12% per annum.

For additional information regarding the Select Sector SPDR® Trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N−CSR for the fiscal year ended December 31, 2021) and other information SPDR® Series Trust files with the SEC.  In addition, information regarding the ETF (including the top ten holdings and weights), may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at ssga.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement. We have obtained all information about the ETF from the SPDR® website without independent verification.

Investment Objective and Strategy

The ETF seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index. SSGA uses a replication strategy to try to achieve the ETF’s investment objective, which means that the ETF generally invests in substantially all of the securities represented in the index it tracks in approximately the same proportions as the index.  In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF.  For example, if the ETF is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the index that it tracks. Consequently, under such circumstances, such ETF may invest in a different mix of investments than it would under normal circumstances. The ETF is managed with an indexing investment strategy, attempting to track the performance of an unmanaged index of securities, regardless of the current or projected performance of the index or of the actual securities comprising the index.  This differs from an actively managed ETF, which typically seeks to outperform a benchmark index. The ETF’s performance may be less favorable than that of a portfolio managed using an active investment strategy. The structure and composition of the index will affect the performance, volatility and risk of the index and consequently, the performance, volatility and risk of the ETF.

The ETF’s investment strategy and other policies may be changed without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Holdings with Weights Equal to or in Excess of 20% of the Energy Select Sector SPDR® Fund as of March 29, 2022

Exxon Mobil Corporation and Chevron Corporation are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by these underlier stock issuers with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by each of the above-referenced underlier stock issuers under the Exchange Act can be located by referencing its SEC file number specified below.

The graphs below show the daily historical closing prices of Exxon Mobil Corporation and Chevron Corporation from January 1, 2017 through March 29, 2022. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Exxon Mobil Corporation explores and produces crude oil and natural gas, manufactures petroleum products and transports and sells crude oil, natural gas and petroleum products. Information filed with the SEC by the underlying security issuer under the Exchange Act can be located by referencing its SEC file number 001-02256.

Historical Performance of Exxon Mobil Corporation

Closing Level
100
80
60
40
20
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

According to publicly available information, Chevron Corporation, through its subsidiaries and affiliates, is engaged in energy and chemicals operations. Information filed with the SEC by the underlying security issuer under the Exchange Act can be located by referencing its SEC file number 001-00368.

Historical Performance of Chevron Corporation

Closing Level
175
150
125
100
75
50
25
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Replication Strategy

The ETF uses a replication strategy to attempt to track the performance of the index.  This strategy involves investing in substantially all of the securities represented in the index in approximately the same proportions as the index.  Under normal market conditions, the ETF generally invests substantially all, but at least 95%, of its total assets in the securities comprising the index.  The ETF will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy. Also, the ETF may lend securities representing up to 40% of the value of the ETF's net assets.

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries.  By concentrating its assets in a single industry or group of industries, the ETF is subject to the risk that financial, economic, business or other conditions that have a negative effect on that industry or group of industries will negatively impact the ETF to a greater extent than if the ETF’s assets were invested in a wider variety of industries.

The ETF is non-diversified and may invest a larger percentage of its assets in securities of a few issuers or a single issuer than a diversified ETF.  As a result, the ETF’s performance may be disproportionately impacted by the performance of relatively few securities.

Creation Units

Prior to trading in the secondary market, shares of the ETF are issued at net asset value to certain institutional investors (typically market makers or other broker-dealers) only in block-size units, known as creation units, of 50,000 shares or multiples thereof.  As a practical matter, only institutions, market makers or large investors purchase or redeem creation units.  The principal consideration for a specified number of creation units (which may be revised at any time without notice) is a basket of securities and/or cash that constitutes a substantial replication, or a representation, of the securities included in the index.  Except when aggregated in creation units (or upon the liquidation of the ETF), shares of the ETF are not redeemable securities.  There can be no assurance that there will be sufficient liquidity in the public trading market at any time to permit assembly of a creation unit.

Share Prices and the Secondary Market

The trading prices of the ETF’s shares will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading price of the ETF’s shares may deviate significantly from its net asset value during periods of market volatility.

Energy Select Sector Index

The Energy Select Sector Index (Bloomberg symbol, “IXE Index”), which we refer to as the index, is comprised of the constituents of the S&P 500® Index that are assigned to the Global Industry Classification Standard (“GICS®”) Energy sector.  The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy.  The index and the S&P 500® Index are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). Additional information about the Energy Select Sector Index and the S&P 500® Index is available on the following websites: spglobal.com/spdji/en/indices/equity/energy-select-sector-index and spglobal.com/spdji/en/indices/equity/sp-500. We are not incorporating by reference the websites or any material they include in this pricing supplement. We have obtained all information about the index from the S&P website without independent verification.

S&P and MSCI Inc. (“MSCI”) jointly developed the GICS® in 1999 to establish a global standard for categorizing companies into sectors and industries. The GICS® classifies companies into four levels of detail: 11 sectors, 24 industry groups, 69 industries and 158 sub-industries. The eleven GICS® sectors are: Communication Services, Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Real Estate and Utilities. GICS® was designed to classify a company according to its principal business activity. To make this determination, S&P and MSCI use revenues as a key measure of a company’s business activity. Earnings and market perception, however, are also recognized as important and relevant information for classification purposes and are taken into account during the review process. A company’s classification is reviewed annually at a minimum, and companies are under constant surveillance for corporate actions. The GICS® methodology itself is reviewed annually for changes or additions to the four classification levels.

S&P rebalances the index quarterly after the close of business on the third Friday of March, June, September and December (each, a “rebalancing effective date”). With prices reflected on the second Friday of March, June, September and December, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization. Modifications to the float-adjusted market capitalization of constituent stocks are made as follows.

If any company has a float-adjusted market capitalization weight greater than 24%, S&P caps that company’s weight at 23%. S&P sets the cap to 23% to allow for a 2% buffer to mitigate against any stock exceeding 25% as of the rebalancing effective date. S&P redistributes all excess weight equally to all uncapped stocks within the index. After this redistribution, if the float-adjusted market capitalization weight of any other stock(s) then breaches 23%, S&P repeats the process iteratively until no stock breaches the 23% weight cap. The sum of the stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. If the rule in the preceding sentence is breached, then S&P ranks all the stocks in descending order of their float-adjusted market capitalization weights and the first stock that causes the 50% limit to be breached is identified. S&P then reduces the weight of that stock to 4.5%. S&P then redistributes the excess weight proportionally to all stocks with weights below 4.5% and the process is repeated iteratively until the 50% test above is satisfied. As part of the rebalancing process, S&P assigns index share amounts to each constituent stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each stock at the rebalancing differs somewhat from these weights due to market movements. If, on the second to last business day of March, June, September or December, a company has a weight greater than 24% or the sum of the companies with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September or December, and membership, shares outstanding and IWFs as of the rebalancing effective date.

Except for the rebalancing process described above and the total return process described below, the index is calculated and maintained on the same basis as the S&P 500® Index, which is described above.

The ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

S&P 500® Index

The S&P 500® Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943; and
•	is sponsored by S&P Dow Jones Indices LLC (“S&P”).

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  Although the S&P 500® Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the S&P 500® Index prior to July 31, 2017 may be represented by multiple share class lines in the index.  The S&P 500® Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information about the S&P 500® Index (including the sector weights) is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com. We are not incorporating by reference the websites or any material they include in this pricing supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $13.1 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX (formerly Bats BZX), Cboe BYX (formerly Bats BYX), Cboe EDGA (formerly Bats EDGA) or Cboe EDGX (formerly Bats EDGX) (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the S&P 500® Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the S&P 500® Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the S&P 500® Index provided they meet the unadjusted company level market capitalization eligibility criteria for the S&P 500® Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the S&P 500® Index’s unadjusted company level minimum market capitalization threshold criteria.  Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the S&P 500® Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the S&P 500® Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the S&P 500® Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.

For constituents included in the index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions.  It is possible that one listed share class line of a company may be included in the index while a second listed share class line of the same company is excluded.  For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the index. If an index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the index at the discretion of the S&P Index Committee.

Calculation of the Total Return of the Index

The trust tracks the performance of the total return version of the index and the index is calculated using a base-weighted aggregative methodology. The total return calculation begins with the price return of the index. The value of the price return index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the index times the number of shares of such stock included in the index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the index.

The index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.

In addition, the index is float-adjusted, meaning that the share counts used in calculating the index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers that do not have direct board of director representation (including stakeholders who may have the right to appoint a board of director member but choose not to do so, stakeholders who have exercised a right to appoint a board of director “observer” even if that observer is employed by the stakeholder and stakeholders who have exercised a right to appoint an independent director who is not employed by the stakeholder), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares) / (total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the Index

In order to keep the index comparable over time S&P engages in an index maintenance process. The maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the index methodology, at least once within any 12 month period, the S&P Index Committee reviews the index methodology to ensure the index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the index, or investment and financial experts.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the index. Set forth below under “Adjustments for Corporate Actions” is a table of certain corporate events and their resulting effect on the divisor and the share count. If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event. In order that the level of the index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P generally derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. Changes as a result of mandatory events, such as mergers or acquisition driven share/IWF changes, stock splits and mandatory distributions are not subject to a minimum threshold for implementation and are implemented when the transaction occurs. At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made with the quarterly share updates as described below. Material share/IWF changes resulting from certain non-mandatory corporate actions follow the accelerated implementation rule. Non-material share/IWF changes are implemented quarterly.

Accelerated Implementation Rule

1. Public offerings. Public offerings of new company-issued shares and/or existing shares offered by selling shareholders, including block sales and spot secondaries, will be eligible for accelerated implementation treatment if the size of the event meets the materiality threshold criteria:

(c)	at least US $150 million, and
(d)	at least 5% of the pre-event total shares.

In addition to the materiality threshold, public offerings must satisfy the following conditions:

•	be underwritten.
•	have a publicly available prospectus, offering document, or prospectus summary filed with the relevant authorities.
•	have a publicly available confirmation from an official source that the offering has been completed.

For public offerings that involve a concurrent combination of new company shares and existing shares offered by selling shareholders, both events are implemented if either of the public offerings represent at least 5% of total shares and $150 million. Any concurrent share repurchase by the affected company will also be included in the implementation.

2. Dutch Auctions, self-tender offer buybacks, and split-off exchange offers. These nonmandatory corporate action types will be eligible for accelerated implementation treatment regardless of size once their results are publicly announced and verified by S&P.

Exception to the Accelerated Implementation Rule

For non-mandatory corporate actions subject to the accelerated implementation rule with a size of at least US $1 billion, S&P will apply the share change, and any resulting IWF change, using the latest share and ownership information publicly available at the time of the announcement, even if the offering size is below the 5% threshold. This exception ensures that very large events are recognized in a timely manner using the latest available information.

All non-mandatory events not covered by the accelerated implementation rule (including but not limited to private placements, acquisition of private companies, and conversion of non-index share lines) will be implemented quarterly coinciding with the third Friday of the third month in each calendar quarter. In addition, events that were not implemented under the accelerated implementation rule but were found to have been eligible, (e.g. due to lack of publicly available information at the time of the event) are implemented as part of a quarterly rebalancing.

Announcement Policy

For accelerated implementation, S&P will generally provide two (2) business days’ notice for all non-U.S. listed stocks and U.S. listed depositary receipts, and one (1) business days’ notice for all non-depositary receipt U.S. listed stocks.

IWF Updates

Accelerated implementation for events less than $1 billion will include an adjustment to the company’s IWF only to the extent that such an IWF change helps the new float share total mimic the shares available in the offering. To minimize unnecessary turnover, these IWF changes do not need to meet any minimum threshold requirement for implementation. Any IWF change resulting in an IWF of 0.96 or greater is rounded up to 1.00 at the next annual IWF review.

IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule, regardless if there is an associated share change.

Quarterly share change events resulting from the conversion of derivative securities, acquisitions of private companies, or acquisitions of non-index companies that do not trade on a major exchange are considered to be available to investors unless there is explicit information stating that the new owner is a strategic holder.

Other than the situations described above, please note that IWF changes are only made at the annual IWF review.

Share Updates

For companies with multiple share class lines, the criteria specified under the heading “Accelerated Implementation Rule” above apply to each individual multiple share class line rather than total company shares.

Exceptions:

Any non- fully paid or non-fully settled offering such as forward sales agreements are not eligible for accelerated implementation. Share updates resulting from completion of subscription receipts terms or the settlement of forward sale agreements are updated at a future quarterly share rebalance.

Rebalancing Guidelines – Share/IWF Reference Date & Freeze Period

A reference date, after the market close five weeks prior to the third Friday in March, June, September, and December, is the cutoff for publicly available information used for quarterly shares outstanding and IWF changes. All shares outstanding and ownership information contained in public filings and/or official sources dated on or before the reference date are included in that quarter’s update. In addition, there is a freeze period on a quarterly basis for any changes that result from the accelerated implementation rules.

Pro-forma files for float-adjusted market capitalization indices are generally released after the market close on the first Friday, two weeks prior to the rebalancing effective date. Pro-forma files for capped and alternatively weighted indices are generally released after the market close on the second Friday, one week prior to the rebalancing effective date. For illustration purposes, if rebalancing pro-forma files are scheduled to be released on Friday, March 5, the share/IWF freeze period will begin after the close of trading on Tuesday, March 9 and will end after the close of trading the following Friday, March 19 (i.e. the third Friday of the rebalancing month).

During the share/IWF freeze period, shares and IWFs are not changed and the accelerated implementation rule is suspended, except for mandatory corporate action events (such as merger activity, stock splits, and rights offerings). The suspension includes all changes that qualify for accelerated implementation and would typically be announced or effective during the share/IWF freeze period. At the end of the freeze period all suspended changes will be announced on the third Friday of the rebalancing month and implemented five business days after the quarterly rebalancing effective date.

Adjustments for Corporate Actions

There is a large range of corporate actions that may affect companies included in the index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the index from changing as a result of the corporate action. This helps ensure that the movement of the index does not reflect the corporate actions of individual companies in the index.

Spin-Offs

As a general policy, a spin-off security is added to the S&P 500® Index on the ex-date at a price of zero (with no divisor adjustment) and will remain in the index for at least one trading day. The spin-off security will remain in the S&P 500® Index if it meets all eligibility criteria. If the spin-off security is determined ineligible to remain in the S&P 500® Index, it will generally be removed after at least one day of regular way trading (with a divisor adjustment). The weight of the spin-off being deleted is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Companies that are spun off from a constituent of the S&P 500® Index do not need to meet the eligibility criteria for new constituents, but they should be considered U.S. domiciled for index purposes. At the discretion of the Index Committee, a spin-off company may be retained in the S&P 500® Index if the Index Committee determines it has a total market capitalization representative of the S&P 500® Index. If the spin-off company’s estimated market capitalization is below the minimum unadjusted company market capitalization for the S&P 500® Index but there are other constituent companies in the S&P 500® Index that have a significantly lower total market capitalization than the spin-off company, the Index Committee may decide to retain the spin-off company in the S&P 500® Index.

Several additional types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Increasing (decreasing) the shares outstanding increases (decreases) the market capitalization of the index. The change to the index market capitalization causes a divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the market capitalization of the index. A net change to the index market capitalization causes a divisor adjustment.
Ordinary dividend	When a company pays an ordinary cash dividend, the index does not make any adjustments to the price or shares of the stock. As a result there are no divisor adjustments to the index.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering

All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Any company that is removed from the S&P 500® Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index must wait a minimum of one year from its removal date before being reconsidered as a replacement candidate for the S&P 500® Index.

Recalculation Policy

S&P reserves the right to recalculate and republish the index at its discretion in the event one of the following issues has occurred: (1) incorrect or revised closing price of one or more constituent securities; (2) missed or misapplied corporate action; (3) incorrect application of an index methodology; (4) late announcement of a corporate action; or (5) incorrect calculation or data entry error. The decision to recalculate the index is made at the discretion of the index manager and/or index committee, as further discussed below.  The potential market impact or disruption resulting from a recalculation is considered when making any such decision.  In the event of an incorrect closing price, a missed or misapplied corporate action, a late announcement of a corporate action, or an incorrect calculation or data entry error that is discovered within two trading days of its occurrence, generally the index is recalculated. In the event any such event is discovered beyond the two trading day period, the index committee shall decide whether the index should be recalculated. In the event of an incorrect application of the methodology that results in the incorrect composition and/or weighting of index constituents, the index committee shall determine whether or not to recalculate the index following specified guidelines. In the event that the index is recalculated, it shall be done within a reasonable timeframe following the detection and review of the issue.

Calculations and Pricing Disruptions

Closing levels for the index are calculated by S&P based on the closing price of the individual constituents of the index as set by their primary exchange. Closing prices are received by S&P from one of its third party vendors and verified by comparing them with prices from an alternative vendor. The vendors receive the closing price from the primary exchanges. Real-time intraday prices are calculated similarly without a second verification. Official end-of-day calculations are based on each stock’s primary market closing price. Prices used for the calculation of real time index values are based on the “Consolidated Tape”. The Consolidated Tape is an aggregation of trades for each constituent over all regional exchanges and trading venues and includes the primary exchange. If there is a failure or interruption on one or more exchanges, real-time calculations will continue as long as the “Consolidated Tape” is operational.

If an interruption is not resolved prior to the market close, official closing prices will be determined by following the hierarchy set out in NYSE Rule 123C. A notice is published on the S&P website at spglobal.com indicating any changes to the prices used in index calculations. In extreme circumstances, S&P may decide to delay index adjustments or not publish the index. Real-time indices are not restated.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(iii)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(iv)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(ii)

If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

“SPDR®” is a registered trademark of Standard & Poor's Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and have been licensed for use by S&P Dow Jones Indices LLC. The index is not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates, and neither S&P Dow Jones Indices LLC, Dow Jones, S&P or their respective affiliates make any representation regarding the advisability of investing in the index.

Historical Closing Prices of the Underlying ETFs

The closing prices of the underlying ETFs have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying ETFs have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of any underlying ETF during the period shown below is not an indication that such underlying ETF is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of an underlying ETF as an indication of the future performance of an underlying ETF, including because of recent volatility described above.  We cannot give you any assurance that the future performance of any underlying ETF or the underlying ETF stocks will result in you receiving any contingent coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying ETFs.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlying ETF prices between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent prices of the underlying ETFs.  The actual performance of an underlying ETF over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical prices shown below.

The graphs below show the daily historical closing prices of each underlying ETF from January 1, 2017 through March 29, 2022. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the price of most equity ETFs.  We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the SPDR® S&P 500® ETF Trust

500
400
300
200
100
0
Closing Level
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Historical Performance of the Energy Select Sector SPDR® Fund

Closing Level
90
80
70
60
50
40
30
20
10
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022

Correlation of the Underlying ETFs

The graph below shows the historical closing prices of each underlying ETF from January 1, 2017 through March 29, 2022. For comparison purposes, each underlying ETF has been adjusted to have a closing price of 100.00 on January 1, 2017 by dividing the closing price of that underlying ETF on each day by the closing price of that underlying ETF on January 1, 2017 and multiplying by 100.00. We obtained the closing prices used to determine the adjusted closing prices in the graph below from Bloomberg Financial Services, without independent verification. You should not take the historical performance of the underlying ETFs as an indication of the future performance of the underlying ETFs.

Historical Performances of the SPDR® S&P 500® ETF Trust and the Energy Select Sector SPDR® Fund

250
200
150
100
50
0
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
SPY UP
XLE UP

Movements in the values of the underlying ETFs may be correlated or uncorrelated at different times during the term of the notes and, if there is correlation, such correlation may be positive (the underlying ETFs move in the same direction) or negative (the underlying ETFs move in reverse directions). The more similar the movements of the daily returns of the underlying ETFs over the given period, the more positively correlated those underlying ETFs are. The graph above illustrates the historical performance of each underlying ETF relative to the other underlying ETF over the time period shown and provides an indication of how the relative performance of the daily returns of one underlying ETF has historically been to another. However, it is the actual price of the lesser performing underlying ETF (and not the price of historical correlation between the underlying ETFs) that determines the return on your notes.

Please read “Additional Risk Factors Specific to Your Notes—You Are Exposed to the Market Risk of Each Underlying ETF” on page PS-17 of this pricing supplement .

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underlying ETFs. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Contingent coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid contingent coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because

the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the contingent coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of contingent coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above.

It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the contingent coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the contingent coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the contingent coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the contingent coupon payments were characterized as contract fees). Withholding also may not apply to contingent coupon payments made to you if: (i) the contingent coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the contingent coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying ETFs during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement and “Plan of Distribution - Conflicts of Interest” on page 129 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. will sell the notes to UBS Financial Services Inc., the selling agent, at 100% of the face amount of the notes. UBS Financial Services Inc. will sell the notes to fee-based advisory accounts for which it is an investment advisor and will not receive any underwriting discount or any sales commission relating to these sales. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the notes, the minimum face amount of notes that may be purchased by any investor is $1,000.

We will deliver the notes against payment therefor in New York, New York on March 31, 2022.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$748,000

GS Finance Corp.

Trigger Autocallable Contingent Yield Notes due 2027

guaranteed by

The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent